Exhibit 10.27.9

Waiver and Ninth Amendment to Loan Documents

          THIS WAIVER AND NINTH AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is made as of May 15, 2009, by and between STRATEGIC DIAGNOSTICS INC. (the “Borrower”), and PNC BANK, DELAWARE (the “Bank”).

BACKGROUND

          A.          The Borrower has executed and delivered to the Bank (or a predecessor which is now known by the Bank’s name as set forth above), one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the “Loan Documents”) which evidence or secure some or all of the Borrower’s obligations to the Bank for one or more loans or other extensions of credit (the “Obligations”).

          B.          The Borrower and the Bank desire to amend the Loan Documents as provided for in this Amendment.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

          1.          Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.

          2.          The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.

          3.          The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower’s existing and future Obligations to the Bank, as modified by this Amendment.

          4.          As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.

          5.          To induce the Bank to enter into this Amendment, the Borrower waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys’ fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations. The Borrower further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.

          6.          This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

          7.          This Amendment will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns.

          8.          This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated in the Loan Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank’s office indicated in the Loan Documents is located, excluding its conflict of laws rules.

          9.          Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial provisions contained in the Loan Documents.

          WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

WITNESS / ATTEST:		STRATEGIC DIAGNOSTICS INC.

/s/ Hilary R. Bond		By:	/s/ Stanley Franczkowski
(SEAL)
Print Name:	Hilary R. Bond	Print Name:	STANLEY FRANCZKOWSKI

Title:		Title:	CFO

(Include title only if an officer of entity signing to the right)

PNC BANK, DELAWARE

By:	/s/ Warren C. Engle
	Warren C. Engle	SEAL)
Senior Vice President

EXHIBIT A TO
WAIVER AND NINTH AMENDMENT TO LOAN DOCUMENTS
DATED AS OF MAY 15, 2009
STRATEGIC DIAGNOSTICS INC.

A.	The “Loan Documents” that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):

1.
Loan Agreement dated as of May 5, 2000, as amended by an Amendment to Loan Documents dated as of December 13, 2001, a Second Amendment to Loan Documents dated as of April 25, 2002, a Third Amendment to Loan Documents dated as of October 24, 2002, a Fourth Amendment to Loan Documents dated as of February 11, 2003, a Fifth Amendment to Loan Documents dated as of February 16, 2004, a Sixth Amendment to Loan Documents dated as of September 16, 2005, and a Seventh Amendment to Loan Documents dated as of August 21, 2007 and a Waiver and Eighth Amendment to Loan Documents dated as of October I, 2008 (the “Loan Agreement”)

	2.	Committed Line of Credit Note dated May 5, 2000 in the maximum principal amount of $5,000,000.00 (the “Existing Line of Credit Note”)

	3.	Term Note B dated December 13, 2001 in the original principal amount of $1,500,000 (the “2001 Term Note”)

	4.	Term Note dated August 21, 2007 in the original principal amount of $2,000,000 (the “2007 Term Note”)

	5.	Working Cash®, Line of Credit, Investment Sweep Rider dated May 5, 2000 (the “Working Cash Rider”)

	6.	Mortgage, Assignment of Rents, Security Agreement Fixture Filing dated May 5, 2000

	7.	Assignment of Rents and Leases dated May 5, 2000

	8.	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing dated December 13, 2001

	9.	Mortgage dated June 10, 2008

	10.	Security Agreement dated May 5, 2000

	11.	Patent Security Agreement dated May 5, 2000

	12.	Trademark Security Agreement dated May 5, 2000

	13.	Rider to Security Rider - Patents dated May 5, 2000

	14.	Rider to Security Rider - Trademarks dated May 5, 2000

	14.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.

B.          The Borrower has acknowledged and agreed with the Bank that the Borrower failed to comply with (i) the Funded Debt to EBITDA requirement contained in Section 4.9(a) of the Financial Covenants set forth in the Addendum to the Loan Agreement for each of the Borrower’s fiscal quarters ended December 31, 2008 and March 31, 2009, and (ii) the Debt Service Coverage requirement contained in Section 4.9(b) of the Financial Covenants set forth in the Addendum to the Loan Agreement for each of the Borrower’s fiscal quarters ended December 31, 2008 and March 31, 2009. The Borrower’s failure to comply with the forgoing covenants constitutes Events of Default under the Loan Documents. The Borrower has requested that the Bank waive the Events of Default. In reliance upon the Borrower’s representations and warranties and subject to the terms and conditions herein set forth, the Bank agrees to grant a waiver of Borrower’s non-compliance with the foregoing covenants and of the Events of Default that would otherwise result from a violation of such covenants solely for the above-referenced periods. The Borrower agrees that it will hereafter comply fully with these covenants and all other provisions of the Loan Documents, which remain in full force and effect. Except as expressly described in this Amendment, this waiver shall not constitute (a) a modification or an alteration of the terms, conditions or covenants of the Loan Documents or (b) a waiver, release or limitation upon the Bank’s exercise of any of its rights and remedies thereunder, which are hereby expressly reserved. This waiver shall not relieve or release the Borrower in any way from any of its respective duties, obligations, covenants or agreements under the Loan Documents or from the consequences of any Event of Default thereunder, except as expressly described above. This waiver shall not obligate the Bank, or be construed to require the Bank, to waive any other Events of Default or defaults, whether now existing or which may occur after the date of this waiver.

C.	The Loan Documents are amended as follows:

	1.	The Loan Agreement is hereby amended as follows:

	(a)	The first sentence of Section 1 is amended and restated to read in full as follows:

“The Bank has made or may make one or more loans to the Borrower, including without limitation a $1,000,000 line of credit (the “Line of Credit”); a term loan with an original principal balance of $1,500,000 (the “2001 Term Loan”); and a term loan with an original principal balance of $2,000,000 (the “2007 Term Loan” and, collectively with the Line of Credit and the 2001 Term Loan, the “Loan”).”

	(b)	Section 1.2 is amended and restated to read in full as follows:

“Interest on the unpaid balance of the Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note evidencing the Line of Credit, and interest on each of the 2001 Term Loan and the 2007 Term Loan will be charged at the rates, and be payable at the dates and times, set forth in the Note evidencing each of the respective Term Loans; the Note evidencing the 2007 Term Loan will also contain a prepayment cost recovery provision requiring a payment to the Bank equal to the losses incurred by the Bank as a result of such prepayment.”

(d)     In addition to the Mortgages and the Security Agreements included in the listing of the “Loan Documents” above, the defined term “Security Documents” shall include a Pledge Agreement (Bank Deposits) pursuant to which the Borrower pledges cash collateral as additional security for the Loans.

(e) Section 4.9 of the Addendum to the Loan Agreement is hereby amended and restated to read in full as follows:

“4.9 Financial Covenants

a. The Borrower will maintain at all times a minimum Tangible Net Worth of not less than $18,500,000, measured on a quarterly basis.

          b. The Borrower will maintain at all times a minimum EBITDA of (i) a loss of not more than $100,000 for the fiscal quarter ending June 30, 2009, and (ii) not less than (A) $200,000 for the fiscal quarter ending September 30, 2009, and (B) $400,000 for the fiscal quarter ending December 31, 2009 and each fiscal quarter thereafter.

As used herein:

“EBITDA” means the Borrower’s net income plus interest expense plus income tax expense plus depreciation plus amortization.

“Tangible Net Worth” means stockholders equity in the Borrower less any advances to affiliated parties less all items properly classified as intangibles.”

2.
Concurrently with the execution and delivery of this Amendment, the Borrower shall execute and deliver to the Bank an amended and restated committed line of credit note (the “Restated Line of Credit Note”) evidencing the Line of Credit in the principal amount of $1,000,000. Upon receipt by Bank of the Restated Line of Credit Note, the Existing Line of Credit Note shall be cancelled and returned to the Borrower; the Line of Credit and all accrued and unpaid interest on the Existing Line of Credit Note shall thereafter be evidenced by the Restated Line of Credit Note; and all references to the “Note” evidencing the Line of Credit in any documents relating thereto shall thereafter be deemed to refer to the Restated Line of Credit Note. Without duplication, the Restated Line of Credit Note shall not constitute a novation and shall in no way extinguish the Borrower’s unconditional obligation to repay all indebtedness, including accrued and unpaid interest, evidenced by the Existing Line of Credit Note.

	3.	The Working Cash Rider is hereby terminated.

C.	Conditions to Effectiveness of Amendment: The Bank’s willingness to agree to the waiver and amendments set forth in this Amendment are subject to the prior satisfaction of the following conditions:

1.
Execution by all parties and delivery to the Bank of this Amendment, and execution by the Borrower and delivery to the Bank of an Amended and Restated Committed Line of Credit Note evidencing the Line of Credit, and a Pledge Agreement (Bank Deposits), all in form and substance satisfactory to the Bank.

	2.	Payment of a documentation fee in connection with this Amendment in the amount of $1,000.